Exhibit 99.1

DURECT To Present Preliminary Phase II Clinical Data for Cohort 3 for its Post-Operative Pain Relief Depot at American College of Surgeons Conference

Cupertino, CA

September 21, 2005

DURECT Corporation (NASDAQ: DRRX - News), an emerging specialty pharmaceutical company, announced today it plans to present preliminary cohort 3 clinical data from its Phase II study for DURECT’s post-operative pain relief depot, SABER™-Bupivacaine, during the American College of Surgeons Conference in San Francisco, CA, October 17th & 19th. DURECT recently announced the completion of dosing in the third and final cohort of the Phase II dose escalation study in hernia patients in Australia for, SABER™-Bupivacaine. The Company completed enrollment of 60 patients in cohort 3, which will be presented in conjunction with cohort 1 and cohort 2 data. SABER-Bupivacaine is based on DURECT’s patented SABER delivery technology and is intended to be administered around the surgical site after surgery to provide 3 days or more of local analgesia.

“We are excited with the progress of this program in clinical development and we look forward to receiving valuable input from some of the leading surgeons in the U.S. We believe that our post-operative pain relief depot, if approved, will reduce opioid consumption and their associated side effects and hospital stays for numerous patients that undergo surgery each day,” said James E. Brown, President and CEO of DURECT.

About DURECT Corporation

DURECT Corporation is an emerging specialty pharmaceutical company focused on the development of pharmaceutical systems based on its proprietary drug delivery platform technologies that treat chronic and episodic debilitating diseases and enable biotechnology products. These platform technologies include the SABER™ Delivery System (a patented and versatile depot injectable useful for protein and small molecule delivery), the ORADUR™ sustained release oral gel-cap technology (an oral sustained release technology with several potential abuse deterrent properties), the DURIN™ Biodegradable Implant (drug-loaded implant system), the TRANSDUR™ transdermal technology and the MICRODUR™ Biodegradable Microparticulates (microspheres injectable system). DURECT also collaborates with pharmaceutical companies to develop and commercialize proprietary and enhanced pharmaceutical products based on its technologies. DURECT has five disclosed on-going development programs of which four are in collaboration with pharmaceutical partners. Additional information about DURECT is available at www.durect.com.

NOTE: SABER™, ORADUR™, DURIN™, TRANSDUR™ and MICRODUR™ are trademarks of DURECT Corporation. Other referenced trademarks belong to their respective owners.

DURECT Forward-Looking Statement

The statements in this press release regarding DURECT’s products in development, anticipated product benefits, and clinical trial results are forward-looking statements involving risks and uncertainties that can cause actual results to differ materially from those in such forward-looking statements. Potential risks and uncertainties include, but are not limited to, DURECT’s ability to successfully complete clinical trials, complete the design, development, and manufacturing process development of the product candidate, obtain product and manufacturing approvals from regulatory agencies and manufacture and commercialize the product candidate, as well as marketplace acceptance of the product candidate. Further information regarding these and other risks is included in DURECT’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2005 filed with the SEC on August 4, 2005 under the heading “Factors that may affect future results.”

CONTACT: Schond L. Greenway, Executive Director, Investor Relations and Strategic Planning of DURECT Corporation, +1-408-777-1417